UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2009

SOLAR THIN FILMS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13549 (Commission File Number)	95-4359228 (IRS Employer Identification No.)

25 Highland Blvd., Dix Hills, New York 11746 Telephone No.: (516) 417-8454 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2009, Solar Thin Films, Inc. (the “Company”) consummated an Agreement and Plan of Merger dated as of June 30, 2009 (the “Agreement”) with Solar Thin Power, Inc., a majority owned subsidiary of the Company (“Solar Thin Power”), and the shareholders owning a majority of the issued and outstanding shares of Solar Thin Power pursuant to which Solar Thin Power was merged with and into the Company (the “Merger”).  Following the consummation of the Merger, Solar Thin Power will be operated as a division of the Company and will seek to facilitate power projects and joint ventures designed to provide solar electricity using thin film a-Si solar modules.

Under the terms of the Merger:

•
the shareholders of Solar Thin Power, other than the Company, will receive an aggregate of 32,105,000 shares of Company common stock, or one and one-half shares of Company common stock for each share of Solar Thin Power common stock owned by them;

•
each full share of Solar Thin Power common stock that is issuable upon exercise of any Solar Thin Power warrants as at the effective time of the Merger will be converted into and exchanged for the right to purchase or receive one full share of Company common stock upon exercise of such Solar Thin Power warrants; and

•	all of the 43,000,000 shares of Solar Thin Power common stock owned by the Company will be cancelled.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of June 30, 2009 by and among Solar Thin Films, Inc., Solar Thin Power, Inc. and the shareholders of Solar Thin Power, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR THIN FILMS, INC.

Date: July 16, 2009	By:	/s/ Robert M. Rubin
Robert M. Rubin
Chief Executive Officer